EXHIBIT 99.1



           Cendant Agrees to Sell its Entertainment Publications Unit
                      to The Carlyle Group for $345 Million


     New York, NY, September 14, 1999CCendant Corporation (NYSE:CD) today announced that it has agreed to sell its Entertainment Publications, Inc. unit, the world's largest marketer and publisher of coupon books and discount programs, to The Carlyle Group for $345 million in a leveraged recapitalization transaction. Cendant will retain approximately 16% of Entertainment Publications' equity and will receive $325 million in cash at closing.

     The sale of Entertainment Publications is expected to generate an after-tax book gain of approximately $140 million. The transaction is subject to customary regulatory approvals and customary conditions and is expected to close in the fourth quarter.

     Michael H. Wargotz, Cendant Executive Vice President and CEO of Cendant's Lifestyle Division which includes Entertainment Publications, stated, "This is another milestone in our plan to divest certain non-core businesses. Also exciting, however, is the opportunity to retain an equity position in Entertainment Publications as it continues its history of profitability and growth."

     The  Carlyle  Group is a  global  investment  firm  that  leads  management buyouts, growth capital financings, strategic minority equity investments and venture capital financings. Founded in 1987, Carlyle has invested in 117 corporate and real estate transactions and currently has approximately $5 billion of capital under management.

     Frank Yeary, Partner of The Carlyle Group and head of its Communications Group, said, "We are pleased to partner with the strong management team at Entertainment Publications in order to support and enhance its position as the nation's leading coupon and fundraising products company." Francis Barker, Principal in the Communications Group, commented, "Carlyle is eager to help pursue Entertainment Publications' ambitious growth plan, which will take the company into new markets, products and distribution channels."

     Entertainment Publications, based in Troy, Michigan, generates high value coupons and offers from 73,000 merchants representing 275,000 locations, including popular restaurants, hotels, movie theaters, travel services, theme parks, sports events, video rental, retailers and service companies. The coupon books created from this database include The Entertainment Book(R), Entertainment(R) Values, and Gold C(R). The company produces customized discount programs for Fortune 1000 companies. Entertainment Publications owns the product lines Sally Foster Gift Wrap(R), Summer Vacation7 and Restaurant Secrets7. In 1998, the company's products, including the sale of seven million coupon books, enabled over 67,000 North American charitable and school organizations to raise nearly $80 million in funds for their community and school activities. The company's products are distributed in over 140 markets in the U.S., Canada and Puerto Rico and in seven markets in Australia and New Zealand.

     Veronis, Suhler & Associates acted as financial advisor to Cendant Corporation and Merrill Lynch & Co. acted as financial advisor to The Carlyle Group in connection with the transaction. CIBC World Markets Corp. and Merrill Lynch Capital Corporation have underwritten $240 million of credit facilities to effect the recapitalization.

     Cendant Corporation is a global provider of consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchisor, Cendant is among the world's leading franchisors of hotels, rental car agencies, tax preparation services and real estate brokerage offices. The real estate division also includes Welcome Wagon/GETKO and the Company's residential real estate services Internet portal which is currently under development. As a provider of outsourcing solutions, Cendant is the world's largest vacation exchange service, a major provider of mortgage services to consumers and the global leader in employee relocation. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. Other business units include NCP, the UK's largest private car park operator, and Wizcom, an information technology services provider. Headquartered in New York, NY, the Company has more than 30,000 employees and operates in over 100 countries.


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     More  information  about  Cendant,  its  companies,  brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com or by calling 877-4INFO-CD (877-446-3623).


Media Contact:                                Investor Contacts:
Elliot Bloom                                  Denise Gillen
212-413-1832                                  212-413-1833

                                              Sam Levenson
                                              212-413-1834